Exhibit (g)(57)
June 10, 2010
State Street Bank and Trust Company
Attn: Tom Forrester
Lafayette Corporate Center
2 Ave. de Lafayette
Boston, MA 02111
Re:	Goldman Sachs Trust; additional portfolios under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as Goldman Sachs Strategic Income Fund (the “Fund”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST
By:	/s/ Scott M. McHugh
	Name:	Scott M. McHugh
	Title:	Treasurer of the Funds

Agreed to as of this 30th day of June, 2010

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael Rogers
	Name:	Michael Rogers
	Title:	Executive Vice President